UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2015

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110

(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On July 24, 2015, Plug Power Inc. (the “Company”) and its wholly-owned subsidiary, Hypulsion U.S. Holding, Inc. (“Hypulsion US”) entered into an Share Purchase Agreement (the “Share Purchase Agreement”) with Axane, S.A. (“Axane”), a subsidiary of Air Liquide S.A. (“Air Liquide”).  Pursuant to the Share Purchase Agreement, Hypulsion US will acquire Axane’s 80% equity interest  in HyPulsion S.A.S. (“Hypulsion France”), the parties’ joint venture in France.  Hypulsion France was formed by the Company and Axane to develop and market hydrogen fuel cell systems for the European material handling market.  The Company currently owns 20% of Hypulsion France.  The purchase price for Axane’s 80% interest is $11,475,000, subject to a working capital adjustment, and is payable in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), based on the closing sale price of the Company’s common stock on the trading day immediately preceding the closing date (“Closing Share Price”).  The Share Purchase Agreement includes customary representations, warranties and covenants for agreements of this type.  The transaction contemplated by the Share Purchase Agreement is subject to the satisfaction of certain customary closing conditions and is expected to close no later than August 2015.

The Share Purchase Agreement provides for a post-closing true-up to the extent of any increase or decrease in the price of the Common Stock from the Closing Share Price.  The true-up will be based on the closing sale price of the Common Stock as of a date selected by Axane within the ten-business day period commencing on the date that the resale registration statement described below becomes effective (“True-Up Price”).  Any true-up adjustment payable by Axane will be paid in cash.  Any true-up adjustment payable by Hypulsion US will be paid in additional shares of Common Stock, except that if the True-Up Price is less than $1.50 per share, then the portion of the true-up adjustment attributable to the difference between $1.50 and the True-Up Price will be paid in cash and the balance will be paid in additional shares of Common Stock.

In connection with the closing, the Company and Axane will enter into a Registration Rights Agreement pursuant to which the Company will file a registration statement with the Securities and Exchange Commission on the business day following the closing date to register the resale of the shares of Common Stock issued in the transaction.

In connection with the closing of the transaction, the parties will terminate the Master and Shareholders’ Agreement dated January 24, 2012 between the Company and Axane under which the parties formed Hypulsion France.

A subsidiary of Air Liquide currently holds 5,200 shares of the Company’s Series C Redeemable Convertible Preferred Stock and has a designee on the Company’s Board of Directors.

On July 27, 2015, the Company issued a press release announcing the entry into the Share Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 3.02.  Unregistered Sales of Securities.

Upon the closing of the Share Purchase Agreement and upon the true-up adjustment, the Company will issue shares of Common Stock in accordance with the terms of the Share Purchase Agreement.  The shares of Common Stock issued at closing and as part of any true-up adjustment will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The information regarding the issuance of shares of Common Stock set forth under Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press Release of the Company dated July 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: July 27, 2015	By:	/s/ Andrew Marsh
Andrew Marsh
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Company dated July 27, 2015